REVIEW REPORT ON INTERIM FINANCIAL STATEMENTS
                  ---------------------------------------------

We have reviewed the accompanying consolidated balance sheet of thatlook.com, Inc. and Subsidiaries("the Company") as of March 31, 2000 and the related consolidated statements of operations and cash flows for the three month period then ended. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financials statements, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.


                                  /S/ Lazar Levine & Felix LLP

                                  LAZAR LEVINE & FELIX LLP


New York, New York
May 9, 2000




















                                                                Exhibit 15.1